Exhibit 15.1

April 22, 2020

Bristow Group Inc.
Houston, Texas

Re: Era Group Inc. Registration Statement on Form S-4/A to be filed on April 22, 2020

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated March 31, 2020 related to our review of interim financial information of Bristow Group Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas